Exhibit 2.1

Agreement and Plan of Merger

Dated as of April 13, 2023

i

ii

Exhibits

Exhibit A	Form of Warrant Exchange Agreement

Exhibit B	Form of Debt Settlement Agreement

Exhibit C	Form of Escrow Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 13, 2023 (the “Effective Date”), is entered into by and among Harmony Energy Technologies Corp., a Delaware corporation (“Harmony”); ZRCN Inc., a California corporation and a wholly owned subsidiary of Harmony (the “Merger Sub”); and Zircon Corporation, a California corporation (“Zircon)”. Harmony, Merger Sub and Zircon may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Board of Directors of Harmony (the “Harmony Board”) and the Board of Directors of Zircon (the “Zircon Board”) have each (i) determined that the Merger is fair to, and in the best interests of, their respective corporations and stockholders and (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement;

WHEREAS, the combination of Harmony and Zircon shall be effected through a merger (the “Merger”) of Merger Sub into Zircon in accordance with the terms of this Agreement, the General Corporation Law of the State of Delaware (the “DGCL”) and the California Corporations Code (the “CCC”), as a result of which Zircon will become a wholly owned subsidiary of Harmony;

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and a transaction under Section 351 of the Code, (ii) Harmony, Merger Sub, Zircon and holders of the Zircon Common Stock are parties to such reorganization within the meaning of Section 368(b) of the Code; and (iii) this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) ; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Harmony, Merger Sub and Zircon agree as follows:

Article I. The Merger

Section 1.01 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the Parties will cause the Merger to be consummated by executing and filing a certificate of merger in accordance with the relevant provisions of the CCC (the “Certificate of Merger”). The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State of the State of California or at such subsequent time or date as Harmony and Zircon shall agree and specify in the Certificate of Merger (the “Effective Time”).

Section 1.02 Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 12:00 p.m., Eastern time, on a date to be specified by Harmony and Zircon (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Sheppard, Mullin, Richter & Hampton LLP, 30 Rockefeller Plaza, New York, New York, 10112, unless another date, place or time is agreed to in writing by Harmony and Zircon. For the purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or permitted by law to be closed.

1

Section 1.03 Effects of the Merger.

(a)	At the Effective Time, (i) the separate existence of Merger Sub shall cease, and Merger Sub shall be merged with and into Zircon (Zircon, as the surviving corporation following the Merger, is sometimes referred to herein as the “Surviving Corporation”) and (ii) the articles of incorporation of Zircon in effect as of immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A-1, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation. In addition, the bylaws of Zircon, as in effect immediately prior to the Effective Time, shall be amended and restated to read as set forth in Exhibit A-2, and, as so amended, shall be the bylaws of the Surviving Corporation.

(b)	At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, Merger Sub or Zircon, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, Merger Sub or Zircon, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 1.04 Directors and Officers of the Surviving Corporation and Harmony.

(a)	As of the Effective Time, the officers and directors of Zircon shall remain in place as the officers and directors of the Surviving Corporation until replaced in accordance with the articles of incorporation and bylaws of Zircon.

(b)	As of the Effective Time, Harmony shall undertake such actions as required to name persons nominated by Zircon to the Board of Directors of Harmony and to positions as officers of Harmony, all as identified in Section 1.04 of the Zircon Disclosure Schedule, and all other directors and officers of Harmony shall thereafter resign.

Section 1.05 Name of Harmony. In connection with the Closing, Harmony shall file a certificate of amendment to its certificate of incorporation immediately following the Effective Time to change the name of Harmony to ZRCN, Inc.

Article II. Conversion of Securities

Section 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Zircon or the holder of any shares of capital stock of Merger Sub:

(a)	Capital Stock of Merger Sub. Each share of the common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.

2

(b)	Cancellation of Treasury Stock and Harmony Owned Stock. All shares of Zircon Capital Stock that are held in treasury, any shares of Zircon Common Stock owned by Harmony, Merger Sub or any other Subsidiary of Harmony, immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no stock of Harmony or other consideration shall be delivered in exchange therefor.

(c)	Exchange Ratio for Zircon Common Stock. Subject to Section 2.02, all issued and outstanding shares of Zircon Common Stock (other than shares to be cancelled in accordance with Section 2.01(b) and any Dissenting Shares) shall collectively be automatically converted into the right to receive a total of 177,339,233 shares of common stock, par value $0.0001 per share, of Harmony (“Harmony Common Stock”) to be apportioned pro rata between the outstanding shares of Zircon Common Stock. As of the Effective Time, all such shares of Zircon Common Stock shall cease to be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Zircon Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Harmony Common Stock pursuant to this Section 2.01(c) and any cash in lieu of fractional shares of Harmony Common Stock to be issued or paid in consideration therefor and any amounts payable pursuant to Section 2.02 upon the surrender of such certificate in accordance with Section 2.02, without interest.

(d)	Harmony Debt and Warrants.

(i)	As of the Effective Time and as a condition to the Closing (but, subject to Section 2.01(d)(iii)) each warrant of Harmony shall be exchanged for shares of Harmony Common Stock, pursuant to a Warrant Exchange Agreement in the form as attached hereto as Exhibit A (the “Warrant Exchange Agreements”).

(ii)	At the Closing, certain loans and notes outstanding in Harmony, totaling $576,881 will be fully settled, pursuant to a Debt Settlement Agreement in the form as attached hereto as Exhibit B (the “Debt Settlement Agreements”).

(iii)	The Parties acknowledge and agree that one holder of warrants of Harmony for a total of 355,000 shares of Harmony Common Stock (the “Excluded Warrants”), or the representatives of such holder (the “Excluded Holder”) may not be able to execute a Warrant Exchange Agreement prior to the Closing. In the event that, as of the Closing, the Excluded Holder has not executed a Warrant Exchange Agreement, such that the warrants held by the Excluded Holder remain outstanding as of the Closing, then, the Closing shall nevertheless occur and following the Closing the Parties shall reasonably cooperate to obtain executed an Warrant Exchange Agreements from the Excluded Holder. The Excluded Warrants will be expired by February 4, 2024. In the event that the Excluded Holder has not executed a Warrant Exchange Agreement following the Closing and the Excluded Warrants are exercised in whole or in part prior to their expiration, then upon any such exercise of the Excluded Warrants a number of Escrow Shares (as defined below) equal to the number of shares of Common Stock issued pursuant to the Excluded Warrants less the number of shares of Common Stock that would have been issued with respect to the Excluded Warrants exercised had the Warrant Exchange Agreement been executed and completed with respect to the Excluded Warrants, shall be released from the Escrow Account (as defined below) to Harmony upon receipt by the Escrow Agent (as defined below) of joint written instructions by each of the Guarantors (as defined below), Harmony and Zircon.

3

Section 2.02 Dissenting Shares.

(a)	For purposes of this Agreement, “Dissenting Shares” shall mean shares of Zircon Capital Stock issued and outstanding immediately prior to the Effective Time that are held as of the Effective Time by a holder who has not voted in favor of the Merger or consented thereto in writing and who has made a proper demand for appraisal of such shares in accordance with Chapter 13 of the CCC (until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CCC with respect to such shares, at which time such shares shall cease to be Dissenting Shares). Dissenting Shares will only entitle the holder thereof to such rights as are granted by the CCC to a holder thereof and shall not be converted into or represent the right to receive Harmony Common Stock unless the stockholder holding such Dissenting Shares shall have forfeited his, her or its right to appraisal under the CCC or properly withdrawn his, her or its demand for appraisal. If such stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted, as of the Effective Time, into and represent the right to receive Harmony Common Stock issuable in respect of such Zircon Capital Stock pursuant to Section 2.01(c), without interest, and (ii) promptly following the occurrence of such event, Harmony shall deliver a certificate representing Harmony Common Stock to which such stockholder is entitled pursuant to Section 2.01(c) as well as any cash or other distributions to which such holder of Zircon Common Stock may be entitled to under this Article II if not previously delivered.

(b)	Zircon shall give Harmony (i) prompt notice of any written demands for appraisal of any Zircon Common Stock, withdrawals of such demands and any other instruments that relate to such demands received by Zircon and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CCC. Zircon shall not, except with the prior written consent of Harmony (which consent will not be unreasonably withheld, conditioned or delayed) or where required by applicable law, make any payment with respect to any demands for appraisal of Zircon Capital Stock or settle or offer to settle any such demands.

4

Article III. Representations and Warranties of Zircon

Zircon represents and warrants to Harmony and Merger Sub that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered and/or otherwise made available by Zircon to Harmony and Merger Sub as of the Effective Date (the “Zircon Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Zircon” and similar expressions mean the actual knowledge of the persons identified on Section K of the Zircon Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their positions at Zircon (after due inquiry).

Section 3.01 Organization, Standing and Power. Zircon is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 3.01 of the Zircon Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Zircon Material Adverse Effect. For purposes of this Agreement, the term “Zircon Material Adverse Effect” means any material adverse change, effect, event, circumstance or development that is materially adverse to or has a material adverse effect on the business, assets, liabilities, capitalization, financial condition, or results of operations of Zircon, taken as a whole; provided, however, that none of the following, to the extent arising after the Effective Date, either alone or in combination, shall be deemed to be a Zircon Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or will be a Zircon Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entities have substantial business operations (except to the extent those changes have a disproportionate effect on Zircon relative to the other participants in the industry or industries in which Zircon operates), (B) changes or events affecting the industry or industries in which Zircon operates generally (except to the extent those changes or events have a disproportionate effect on Zircon relative to the other participants in the industry or industries in which Zircon operates), (C) changes in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Zircon relative to the other participants in the industry or industries in which Zircon operates), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (including any law, directive, pronouncement or guideline issued by a Governmental Body, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies (“COVID-19”), including the CARES Act (“COVID-19 Measures”)) (except to the extent those changes have a disproportionate effect on Zircon relative to the other participants in the industry or industries in which Zircon operate), (E) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, epidemic, pandemic or disease outbreak (including COVID-19), weather condition, explosion or fire or other force majeure event or act of God (except to the extent those changes or events have a disproportionate effect on Zircon relative to the other participants in the industry or industries in which Zircon operate), (F) any failure by Zircon to meet any estimates or expectations of Zircon’s revenue, earnings or other financial performance or results of operations for any period, (G) any failure to receive consents or approvals in connection with the agreements listed on Section 3.04(c) of the Zircon Disclosure Schedule or (H) the transactions contemplated by this Agreement, including the Merger, or the announcement or pendency thereof. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Zircon Material Adverse Effect or Harmony Material Adverse Effect, in each case as defined in this Agreement. Zircon has made available to Harmony complete and accurate copies of its articles of incorporation and bylaws and is not in material default under or in material violation of any provision of either such document.

5

Section 3.02 Capitalization.

(a)	As of the Effective Date, the authorized capital stock of Zircon consists of 20,000,000 shares of Zircon Common Stock. The rights and privileges of Zircon’s Common Stock are set forth in Zircon’s articles of incorporation, as amended. As of the Effective Date, (i) 10,000,000 shares of Zircon Common Stock were issued and outstanding, and (ii) no shares of Zircon Common Stock were held in the treasury of Zircon.

(b)	Except as set forth in this Section 3.02, (A) there are no equity securities of any class of Zircon, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Zircon is a party or by which Zircon is bound obligating Zircon to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Zircon or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Zircon to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Section 3.02(b) of the Zircon Disclosure Schedule: (i) neither Zircon nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Zircon, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Zircon; (ii) Zircon does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations; and (iii) there are no registration rights to which Zircon is a party or by which it or they are bound with respect to any equity security of any class of Zircon. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person (as defined below) who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), except as contemplated by this Agreement or described in this Section 3.02(b).

(c)	All outstanding shares of Zircon Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or otherwise issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CCC, Zircon’s articles of incorporation or bylaws or any agreement to which Zircon is a party or is otherwise bound. As of the Effective Time, there will be no obligations, contingent or otherwise, of Zircon to repurchase, redeem or otherwise acquire any shares of Zircon Common Stock. All outstanding shares of Zircon Common Stock have been offered, issued and sold by Zircon in compliance with all applicable federal and state securities laws.

6

Section 3.03 Subsidiaries. Zircon has no direct or indirect subsidiaries.

Section 3.04 Authority; No Conflict; Required Filings and Consents.

(a)	Zircon has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement (the “Zircon Voting Proposal”) by Zircon’s stockholders under the CCC and Zircon’s articles of incorporation (the “Articles”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Zircon Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, Zircon and its stockholders, (ii) approved this Agreement, the Merger and the actions contemplated by this Agreement in accordance with the provisions of the CCC, (iii) declared this Agreement advisable, and (iv) determined to recommend that the stockholders of Zircon vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Zircon have been duly authorized by all necessary corporate action on the part of Zircon, subject only to the required receipt of the Zircon Stockholder Approval. This Agreement has been duly executed and delivered by Zircon and, assuming the due execution and delivery by Harmony, constitutes the valid and binding obligation of Zircon, enforceable against Zircon in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)	The execution and delivery of this Agreement by Zircon does not, and the consummation by Zircon of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles or bylaws of Zircon, each as amended, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, pledge, lien, charge or encumbrance of any nature (“Liens”) on Zircon’s assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 3.11(d) of the Zircon Disclosure Schedule, or (iii) subject to obtaining the Zircon Stockholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.04(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Zircon or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.04(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of any material liability for, Zircon, or would not reasonably be expected to result in a Zircon Material Adverse Effect. Section 3.04(b) of the Zircon Disclosure Schedule lists all consents, waivers and approvals under any of Zircon’s agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a loss of a material benefit to, or the creation of any material liability for, Zircon, Harmony or the Surviving Corporation as a result of the Merger.

7

(c)	No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or Regulating Authority (as defined below), agency or instrumentality (a “Governmental Entity”) is required by or with respect to Zircon in connection with the execution and delivery of this Agreement by Zircon or the consummation by Zircon of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the State of California and appropriate corresponding documents with the appropriate authorities of other states in which Zircon is qualified as a foreign corporation to transact business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Zircon, Harmony or the Surviving Corporation as a result of the Merger.

(d)	The affirmative vote in favor of the Zircon Voting Proposal by the holders of a majority of the votes represented by the outstanding shares of Zircon Common Stock, which is to be delivered pursuant to written consents of stockholders in lieu of a meeting (collectively, the “Written Consents”), is the only vote of the holders of any class or series of Zircon’s capital stock or other securities necessary to adopt this Agreement and for consummation by Zircon of the other transactions contemplated by this Agreement required under the CCC and the Articles and Zircon’s bylaws, as amended. There are no bonds, debentures, notes or other indebtedness of Zircon having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Zircon may vote.

Section 3.05 Financial Statements; Information Provided. Zircon has made available or will make available to Harmony copies of the Financial Statements which are correct and complete in all material respects. The Financial Statements (i) comply as to form in all material respects with all applicable accounting requirements, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the financial position of Zircon as of the dates thereof and the assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Zircon, except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments which will not be material in amount or effect. For purposes of this Agreement, “Financial Statements” means (i) the balance sheets and statements of income, changes in stockholders’ equity and cash flows of Zircon as of the end of and for the fiscal year ended March 31, 2021 and 2022, and (ii) the unaudited balance sheet, consolidated statements of income, changes in stockholders’ equity and cash flows for the nine months of Zircon (the “Zircon Balance Sheet”) as of December 31, 2022 (the “Most Recent Balance Sheet Date”) and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the nine months ended as of the Most Recent Balance Sheet Date.

8

Section 3.06 No Undisclosed Liabilities. Zircon does not have any liability that is required to be set forth on a balance sheet of Zircon prepared in accordance with GAAP consistent with past practices as reflected in the Financial Statements and the Zircon Balance Sheet, which are, individually or in the aggregate, material to the business, results of operations or financial condition of Zircon, except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities that have arisen or have been incurred since the Most Recent Balance Sheet Date, entered into in the ordinary course of business consistent in all material respects with past practice (and giving effect to any adjustments and modifications thereto prior to the Effective Date taken in response to or as a result of COVID-19 or any COVID-19 Measure) (as applicable to a party, the “Ordinary Course of Business”), (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement, and (d) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet.

Section 3.07 Absence of Certain Changes or Events. During the period beginning on the Most Recent Balance Sheet Date and ending on the date hereof, Zircon has conducted its business only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Zircon Material Adverse Effect; or (ii) except for the execution and delivery of this Agreement, any other action or event that would have required the consent of Harmony pursuant to Section 5.01 (other than clause (A) of Section 5.01(j), or Section 5.01(k) or Section 5.01(l)) had such action or event occurred after the Effective Date.

Section 3.08 Taxes.

(a)	Zircon has properly filed all material Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all material respects. Zircon has paid all material Taxes, whether or not shown on any Tax Return, that were due and payable. Zircon is not nor has it ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Zircon. With the exception of customary commercial leases or contracts entered into in the Ordinary Course of Business and liabilities thereunder, Zircon (i) has no actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, or pursuant to any contractual obligation for any Taxes of any Person other than Zircon, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All material Taxes that Zircon was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. For purposes of this Agreement, (i) “Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items, and (ii) “Tax Returns” shall mean any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to a Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

9

(b)	Except as set forth in Section 3.08(b) of the Zircon Disclosure Schedule, no examination or audit of any material Tax Return of Zircon by any Governmental Entity is currently in progress or, to the knowledge of Zircon, threatened or contemplated. No deficiencies for material Taxes of Zircon have been claimed, proposed or assessed by any Governmental Entity in writing. Zircon has not been informed in writing by any jurisdiction in which Zircon does not file a Tax Return that the jurisdiction believes that Zircon was required to file any Tax Return that was not filed. Zircon has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, or (ii) requested any extension of time within which to file any Tax Return, other than routine extensions available as a matter of right which Tax Return has not yet been filed.

(c)	Zircon has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(d)	Zircon has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(e)	Neither Zircon nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(f)	There are no Liens with respect to Taxes upon any of the assets or properties of Zircon other than with respect to Taxes not yet due and payable.

Notwithstanding anything herein to the contrary, this Section 3.08 and, to the extent they relate to Taxes, Section 3.14, contain the sole representations concerning Taxes of Zircon.

10

Section 3.09 Owned and Leased Real Properties.

(a)	Zircon neither owns or has ever owned any real property.

(b)	Section 3.09(b) of the Zircon Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Zircon as of the Effective Date (collectively, the “Zircon Leases”) and the location of the premises of such real property. Zircon nor, to the knowledge of Zircon, any other party, is in breach or default and no event has occurred, is pending or, to the knowledge of Zircon, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of Zircon Leases, except where the existence of such breaches or defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Zircon. Zircon does not lease, sublease or license any real property to any Person other than Zircon. Zircon has made available to Harmony complete and accurate copies of all Zircon Leases.

Section 3.10 Intellectual Property.

(a)	Section 3.10(a) of the Zircon Disclosure Schedule lists all Zircon Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable. All assignments of Zircon Registrations to Zircon have been properly executed and recorded, or are in process, and all issuance, renewal, maintenance and other payments that have become due with respect thereto have been timely paid by or on behalf of Zircon. To the knowledge of Zircon, all Zircon Registrations are valid and enforceable.

(b)	There are no inventorship challenges, inter partes proceedings, opposition or nullity proceedings or interferences declared, commenced or provoked, or, to the knowledge of Zircon, threatened, with respect to any Patent Rights included in the Zircon Registrations other than the current litigation and actions initiated by Zircon to enforce and protect any Zircon Intellectual Property. To the knowledge of Zircon, Zircon has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of Zircon and has made no material misrepresentation in such applications. Zircon has no knowledge of any information that would preclude Zircon from having clear title to the Zircon Registrations and intends to continue to seek protection for and enforcement of any Zircon Intellectual Property.

(c)	Zircon is the sole and exclusive owner of all Zircon Owned Intellectual Property, free and clear of any Liens, other than any joint owners of the Zircon Owned Intellectual Property that are listed in Section 3.10(c) of the Zircon Disclosure Schedule.

(d)	To Zircon’s knowledge, the Zircon Intellectual Property constitutes all Intellectual Property necessary to conduct Zircon’s business in the manner currently conducted and currently proposed by Zircon to be conducted in the future.

11

(e)	Zircon has taken reasonable measures to protect the proprietary nature of each item of Zircon Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. To Zircon’s knowledge, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of Zircon.

(f)	To the knowledge of Zircon, the operations of Zircon as currently conducted do not and have not in the past five years infringe(d) or misappropriate(d) the Intellectual Property rights of any individual or entity, or constitute(d) unfair competition or trade practices under the Laws of the jurisdiction in which such operations are conducted. Zircon believes certain individual or entity have infringed, misappropriated or otherwise violated the Zircon Owned Intellectual Property and/or any rights under the Zircon Licensed Intellectual Property that are owned and/or exclusively licensed to Zircon and Zircon has filed or threatened in writing claims alleging that one or more third parties have infringed, misappropriated or otherwise violated any Zircon Intellectual Property, all as set forth in Section 3.10(f) of the Zircon Disclosure Schedule. No individual or entity has filed and served upon Zircon or, to Zircon’s knowledge, threatened or otherwise filed any action or proceeding alleging that Zircon has infringed, misappropriated or otherwise violated any individual’s or entity’s Intellectual Property rights nor has Zircon received any written notification that a license under any other individual’s or entity’s Intellectual Property is or may be required.

(g)	To the knowledge and belief of Zircon, one or more individuals or entities are infringing, violating, misappropriating, using in an unauthorized manner or disclosing in an unauthorized manner certain Zircon Owned Intellectual Property or any Zircon Licensed Intellectual Property, all as set forth in Section 3.10(g) of the Zircon Disclosure Schedule. Zircon has made available copies of all correspondence, analyses, legal opinions, complaints, claims, notices or threats prepared or received by Zircon concerning the infringement, violation or misappropriation of any Zircon Intellectual Property.

(h)	Section 3.10(h) of the Zircon Disclosure Schedule identifies each license, covenant or other agreement pursuant to which Zircon has assigned, transferred, licensed, distributed or otherwise granted any right or access to any individual or entity, or covenanted not to assert any right, with respect to any past, existing or future Zircon Intellectual Property.

(i)	Section 3.10(i) of the Zircon Disclosure Schedule identifies (i) each license or agreement pursuant to which Zircon has obtained rights to any Zircon Licensed Intellectual Property (excluding generally available, off the shelf software programs that are licensed by Zircon pursuant to “shrink wrap” licenses, the total fees associated with which are less than $50,000) and (ii) each agreement, contract, assignment or other instrument pursuant to which Zircon has obtained any joint or sole ownership interest in or to each item of Zircon Owned Intellectual Property.

(j)	To Zircon’s knowledge, no Worker of Zircon is in material default or breach of any term of any employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract between such Worker and Zircon, relating to the protection, ownership, development, use or transfer of Zircon Intellectual Property. Each Worker of Zircon has executed an employment Contract, non-disclosure Contract, assignment of invention Contract or similar Contract assigning to Zircon of any Zircon Owned Intellectual Property that was conceived, developed or created for Zircon by such Worker.

12

(k)	Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a material breach of or default under any agreement to which Zircon is a party governing any Zircon Intellectual Property, (ii) a material impairment of the rights of Zircon in or to any Zircon Intellectual Property or portion thereof, (iii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Zircon Intellectual Property, (iv) Zircon or any of its Affiliates being obligated to pay any penalty or new or increased royalty or fee to any individual or entity under any agreement governing any Zircon Intellectual Property, or (v) Zircon or any of its Affiliates being (A) bound by or subject to any noncompete or licensing obligation or covenant not to sue or (B) obligated to license any of its Intellectual Property to (or obligated not to assert its Intellectual Property against) any individual or entity, except in the case of clauses (i) and (ii) of this Section 3.10(k) for any such breach, default or impairment that, individually or in the aggregate, have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of any material liability for, Zircon.

(l)	For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Intellectual Property” shall mean the following subsisting throughout the world: (i) Patent Rights; (ii) Trademarks and all goodwill in the Trademarks; (iii) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (iv) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction; (v) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, including medical, clinical, toxicological and other scientific data, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (vi) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

(ii)	“Intellectual Property Registrations” shall mean applications and registrations for Patent Rights, Trademarks, copyrights and designs, and mask works.

13

(iii)	“Law” shall mean each applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise) law, order, judgment, rule, code, statute, regulation, requirement, variance, decree, writ, injunction, award, ruling, Permit or ordinance of any Governmental Entity, including any applicable stock exchange rule or requirement.

(iv)	“Zircon Intellectual Property” shall mean the Zircon Owned Intellectual Property and the Zircon Licensed Intellectual Property.

(v)	“Zircon Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to Zircon by any individual or entity other than Zircon.

(vi)	“Zircon Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by Zircon, in whole or in part.

(vii)	“Zircon Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of Zircon, alone or jointly with others.

(viii)	“Patent Rights” shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

(ix)	“Trademarks” shall mean all registered trademarks and service marks, logos, Internet domain names, social media accounts and identifiers, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

(x)	“Worker” means any individual who is an officer, director, employee (regular, temporary, part-time or otherwise), consultant or independent contractor of Zircon or Harmony or any of its Subsidiaries, as applicable.

Section 3.11 Contracts.

(a)	As of the Effective Date, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Zircon (assuming Zircon was subject to the requirements of the Exchange Act), other than those Contracts identified in Section 3.11(a) of the Zircon Disclosure Schedule.

(b)	Zircon has not entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K (assuming Zircon was subject to the requirements of the Exchange Act), other than as disclosed in Section 3.11(b) of the Zircon Disclosure Schedule.

14

(c)	Zircon is not a party to any agreement under which a third party would be entitled to receive a license or any other right to Zircon Intellectual Property as a result of the transactions contemplated by this Agreement.

(d)	Section 3.11(d) of the Zircon Disclosure Schedule lists the following Contracts of Zircon in effect as of the Effective Date:

(i)	any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than 180 days from the Effective Date, (B) which involves an aggregate of more than $50,000 or (C) in which Zircon has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a particular party;

(ii)	any Contract under which the consequences of a default or termination would reasonably be likely to have a Zircon Material Adverse Effect;

(iii)	any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Zircon or Harmony or any of its Subsidiaries as currently conducted;

(iv)	any Contract under which Zircon is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(v)	any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(vi)	any Contract for the conduct of research studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Zircon; and

(vii)	any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of Harmony or any of Harmony’s Affiliates following the Closing.

15

(e)	Zircon has made available to Harmony a complete and accurate copy of each Contract listed in Section 3.10(a), Section 3.10(h), Section 3.10(i), Section 3.11(a), Section 3.11(b) and Section 3.11(d) of the Zircon Disclosure Schedule. With respect to each Contract so listed: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Zircon party thereto, as applicable, and, to the knowledge of Zircon, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Zircon and, to the knowledge of Zircon, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Zircon), in each such case subject to the Bankruptcy and Equity Exception and except to the extent the failure to be in full force and effect, individually or in the aggregate, would not reasonably be likely to have a Zircon Material Adverse Effect; and (iii) neither of Zircon nor, to the knowledge of Zircon, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Zircon, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Zircon, or, to the knowledge of Zircon, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Zircon Material Adverse Effect.

(f)	For purposes of this Agreement, the term “Contract” shall mean, with respect to any Person, any written, oral or other agreement, contract, subcontract, lease (whether for real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound under applicable law.

Section 3.12 Litigation. Except as set forth on Section 3.12 of the Zircon Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or, to the knowledge of Zircon, threatened or reasonably anticipated against Zircon that (a) seeks either damages in excess of $100,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except for such actions, suits, proceedings, claims, arbitrations or investigations first arising after the Effective Date that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Zircon Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Zircon.

Section 3.13 Environmental Matters.

(a)	Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Zircon Material Adverse Effect:

(i)	Zircon have complied with all applicable Environmental Laws;

(ii)	to the knowledge of Zircon, the properties currently owned, leased or operated by Zircon (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

16

(iii)	to the knowledge of Zircon, the properties formerly owned, leased or operated by Zircon were not contaminated with Hazardous Substances during the period of ownership, use or operation by Zircon;

(iv)	Zircon is not subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(v)	Zircon has not released any Hazardous Substance into the environment.

(b)	As of the Effective Date, Zircon has not received any written notice, demand, letter, claim or request for information alleging that Zircon may be in violation of, liable under or have obligations under, any Environmental Law.

(c)	Zircon is not subject to any written orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other written agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(d)	For purposes of this Agreement, the term “Environmental Law” means any law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety or natural resources, (ii) the handling, use, storage, treatment, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(e)	For purposes of this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance that is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

Section 3.14 Employee Benefit Plans.

(a)	Section 3.14(a) of the Zircon Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Zircon or any of its respective ERISA Affiliates for the benefit of any current or former employee or other service provider of Zircon (collectively, the “Zircon Employee Plans”).

(b)	Each Zircon Employee Plan has been established, maintained and administered in all material respects in accordance with its terms, ERISA, the Code and all other applicable laws and the regulations thereunder and Zircon and its ERISA Affiliates has performed all material obligations with respect to such Zircon Employee Plan and has made all required contributions thereto (or reserved such contributions on the Zircon Balance Sheet).

17

(c)	With respect to Zircon Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements of Zircon, which obligations are reasonably likely, individually or in the aggregate, to have a Zircon Material Adverse Effect. The assets of each Zircon Employee Plan that is funded are reported at their fair market value on the books and records of such Zircon Employee Plan.

(d)	All Zircon Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Zircon Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Zircon Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(e)	There are no loans or extensions of credit by Zircon or any of its ERISA Affiliate to any employee or any other service provider to Zircon.

(f)	Zircon is in compliance with all applicable provisions of the Affordable Care Act, including reporting requirements and all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(b)(4) of the Code and the regulations issued thereunder. No material excise tax or penalty under the Affordable Care Act, including Section 4980H of the Code, is outstanding, has accrued, or has arisen and there has been no change in health plan terms or coverage that would reasonably be expected to attract an excise tax under Section 4980H of the Code for the current year. Zircon has not received any written notification from any Governmental Entity concerning potential liability under the Affordable Care Act.

(g)	Each Zircon Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies in form and operation with Section 409A of the Code and all IRS regulations and other guidance promulgated thereunder. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code. No stock option or equity unit option granted under any Zircon Employee Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No nonqualified deferred compensation plan has been administered in a manner that would cause an excise tax to apply to payments to plan participants.

18

(h)	For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, fringe benefits, perquisites, change in control benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, written or otherwise.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii)	“ERISA Affiliate” means any entity (whether or not incorporated) that is, or at any applicable time was, treated as a “single employer” with Zircon or Harmony, as applicable, or with any of Harmony’s Subsidiaries within the meaning of Section 414 of the Code or Section 4001 of ERISA.

Section 3.15 Compliance with Laws. Zircon has complied in all material respects with, is not in material violation of, and, as of the Effective Date, has not received any written notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets (including any COVID-19 Measure).

Section 3.16 Permits and Regulatory Matters.

(a)	Zircon has submitted all applications and obtained all permits, licenses, registrations, authorizations, certificates, orders, approvals, franchises, variances and other similar rights issued by or obtained from any Governmental Entities (collectively, “Permits”) that are material to the conduct of its business as currently conducted, including all such Permits required by any federal, state or foreign agencies or bodies (the “Regulating Authority”).

(b)	All Permits that are necessary for the conduct of the business of Zircon as currently conducted (“Zircon Authorizations”) are in full force and effect, and to the knowledge of Zircon, Zircon has not received notice of any violations or notices of failure to comply in respect of any such Zircon Authorization. No such Zircon Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement. Zircon is in compliance in all material respects under any of such Zircon Authorizations. All applications, reports, notices and other documents required to be filed by Zircon with all Governmental Entities have been timely filed and are complete and correct in all material respects as filed or as amended prior to the Effective Date.

19

Section 3.17 Employees.

(a)	All current and past key employees of Zircon have entered into confidentiality and assignment of inventions agreements with Zircon, a copy or form of which has previously been made available to Harmony. To the knowledge of Zircon, as of the Effective Date, no employee of Zircon is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Zircon because of the nature of the business currently conducted by Zircon or to the use of trade secrets or proprietary information of others. To the knowledge of Zircon, as of the Effective Date, no key employee or group of key employees has any plans to terminate employment with Zircon.

(b)	Zircon is not nor has it been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Zircon is not nor has it been the subject of any proceeding asserting that Zircon has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Zircon, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Zircon.

(c)	To the knowledge of Zircon, Zircon is and has been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Zircon, all employees of Zircon are citizens or lawful permanent residents of the United States.

(d)	Zircon has not received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Zircon, nor, to the knowledge of Zircon, has any such charge been threatened. No current or former employee of Zircon has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Zircon’s knowledge, has an oral complaint of any of the foregoing been made.

(e)	Zircon has not caused a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

Section 3.18 Insurance. Zircon maintains insurance policies (the “Zircon Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Zircon Insurance Policy is in full force and effect. None of the Zircon Insurance Policies shall terminate or lapse (or be affected in any other adverse manner) by reason of any of the transactions contemplated by this Agreement. Zircon has complied in all material respects with the provisions of each Zircon Insurance Policy under which it is the insured party. No insurer under any Zircon Insurance Policy has cancelled or generally disclaimed liability under any such policy or indicated to Zircon any written intent to do so or not to renew any such policy. All claims under the Zircon Insurance Policies have been filed in a timely fashion.

20

Section 3.19 Brokers; Fees and Expenses. Except as set forth in Section 3.19 of the Zircon Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Zircon or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

Section 3.20 Certain Business Relationships with Affiliates. No Affiliate of Zircon (a) owns any property or right, tangible or intangible, which is used in the business of Zircon, (b) to the knowledge of Zircon, has any claim or cause of action against Zircon or (c) owes any money to, or is owed any money by, Zircon. Section 3.20 of the Zircon Disclosure Schedule describes any material Contracts between Zircon and any Affiliate thereof which were entered into or have been in effect at any time since January 1, 2021, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

Section 3.21 Controls and Procedures, Certifications and Other Matters.

(a)	Zircon maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Zircon and to maintain accountability for Zircon’s consolidated assets, (iii) access to assets of Zircon is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Zircon is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)	Zircon maintains adequate disclosure controls and procedures designed to ensure that material information relating to Zircon is made known to the President and the Chief Financial Officer of Zircon.

(c)	Zircon has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Zircon. Section 3.21(c) of the Zircon Disclosure Schedule identifies any loan or extension of credit maintained by Zircon to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 3.22 Books and Records. The minute books and other similar records of Zircon contain complete and accurate records of all actions taken at any meetings of Zircon’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Zircon accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Zircon and have been maintained in accordance with good business and bookkeeping practices.

Section 3.23 Data Protection. Zircon has fully complied at all material times and currently fully comply with any data protection and privacy legislation applicable to their businesses including (i) the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) all subject information requests from data subjects, (iii) where necessary, the obtaining of consent to data processing and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Zircon has not received any notice or complaint from any individual, third party and/or regulatory authority alleging non-compliance with any applicable data protection and privacy legislation (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with any applicable data protection and privacy legislation.

Section 3.24 No Other Representations or Warranties. Zircon hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Harmony, Merger Sub nor any other Person on behalf of Harmony or Merger Sub makes any express or implied representation or warranty with respect to Harmony, Merger Sub or with respect to any other information provided to Zircon or any of its Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Harmony and Merger Sub set forth in Article IV (in each case as qualified and limited by the Harmony Disclosure Schedule)) none of Zircon or any of its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

21

Article IV. Representations and Warranties of Harmony and the Merger Sub

Harmony and Merger Sub represent and warrant to Zircon that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the disclosure schedule delivered by Harmony and Merger Sub to Zircon on the Effective Date (the “Harmony Disclosure Schedule”). For purposes hereof, the phrase “to the knowledge of Harmony” and similar expressions mean the actual knowledge of the persons identified on Section K of the Harmony Disclosure Schedule for this purpose, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their positions at Harmony (after due inquiry).

Section 4.01 Organization, Standing and Power. Each of Harmony and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 4.01 of the Harmony Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the respective properties each owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Harmony Material Adverse Effect. For purposes of this Agreement, the term “Harmony Material Adverse Effect” means any material adverse change, effect, event, circumstance or development that is materially adverse to or has a material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of Harmony or Merger Sub and their Subsidiaries, taken as a whole, or (ii) the ability of Harmony or Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of their respective covenants or obligations under this Agreement; provided, however, that none of the following, to the extent arising after the Effective Date, either alone or in combination, shall be deemed to be a Harmony Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or will be a Harmony Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entities have substantial business operations (except to the extent those changes have a disproportionate effect on Harmony or Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Harmony, Merger Sub and their respective Subsidiaries operate), (B) changes or events affecting the industry or industries in which Harmony and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Harmony and its Subsidiaries relative to the other participants in the industry or industries in which Harmony, Merger Sub and their respective Subsidiaries operate), (C) changes in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Harmony, Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Harmony and its Subsidiaries operate), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (including any law, directive, pronouncement or guideline issued by a Governmental Body, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of the novel coronavirus, COVID-19, including the COVID-19 Measures (except to the extent those changes have a disproportionate effect on Harmony, Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Harmony and its Subsidiaries operate), (E) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, epidemic, pandemic or disease outbreak (including COVID-19), weather condition, explosion or fire or other force majeure event or act of God (except to the extent those changes or events have a disproportionate effect on Harmony, Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Harmony and its Subsidiaries operate), (F) any failure by Harmony to meet any public estimates or expectations of Harmony’s revenue, earnings or other financial performance or results of operations for any period, or (G) any failure by Harmony to meet any guidance, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations (but not, in the case of Clauses (F) through (G), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), (H) any failure to receive consents or approvals in connection with the agreements listed on Section 4.04(b) of the Harmony Disclosure Schedule or (I) the transactions contemplated by this Agreement, including the Merger, or the announcement or pendency thereof. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Harmony Material Adverse Effect or Zircon Material Adverse Effect, in each case as defined in this Agreement. Harmony has made available to Zircon complete and accurate copies of its certificate of incorporation and bylaws and is not in material default under or in material violation of any provision of any such documents.

22

Section 4.02 Capitalization.

(a)	As of the Effective Date, the authorized capital stock of Harmony consists of 200,000,000 shares of Harmony Common Stock and no shares of preferred stock. The rights and privileges of Harmony’s Common Stock is as set forth in Harmony’s certificate of incorporation, as amended. As of the close of business on the Business Day prior to the Effective Date, (i) 21,155,079 shares of Harmony Common Stock were issued or outstanding, and (ii) no shares of Harmony Common Stock were held in the treasury of Harmony or by Subsidiaries of Harmony.

(b)	As of the Effective Date, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Common Stock”) and 100 shares of preferred stock, each $0.001 par value per share. The rights and privileges of each class of Merger Sub’s capital stock are as set forth in Merger Sub’s articles of incorporation, as amended. As of the close of business on the Business Day prior to the Effective Date, (i) 100 shares of Merger Sub Common Stock were issued or outstanding, (ii) no shares of Merger Sub Common Stock were held in the treasury of Harmony, Merger Sub, or any of their respective Subsidiaries, and (iii) no shares of preferred stock were issued or outstanding.

(c)	Harmony has no options issued or outstanding to acquire any shares of Harmony stock.

(d)	Section 4.02(d) of the Harmony Disclosure Schedule lists the number of shares of Harmony Common Stock reserved for future issuance pursuant to warrants or other outstanding rights to purchase shares of Harmony Common Stock outstanding as of the close of business on the Business Day prior to the Effective Date (such outstanding warrants or other rights, the “Harmony Warrants”) and the agreement or other document under which such Harmony Warrants were granted, and the exercise price, the date of grant and the expiration date thereof. Harmony has made available to Zircon accurate and complete copies of the forms of agreements evidencing all Harmony Warrants.

(e)	Except as set forth in this Section 4.02, (A) there are no equity securities of any class of Harmony, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Harmony or any of its Subsidiaries is a party or by which Harmony or any of its Subsidiaries is bound obligating Harmony or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of Harmony or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating Harmony or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Harmony does not have any outstanding stock appreciation rights, phantom stock, performance-based rights or similar rights or obligations. Neither Harmony nor any of its Affiliates is a party to or is bound by any, and to the knowledge of Harmony, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of Harmony. Except as contemplated by this Agreement or described in this Section 4.02(e), there are no registration rights to which Harmony or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of Harmony. Stockholders of Harmony are not entitled to dissenters’ or appraisal rights under applicable state law in connection with the Merger.

23

(f)	All outstanding shares of Harmony Common Stock, and all shares of Harmony Common Stock subject to issuance as specified in Article II, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or otherwise issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Harmony’s certificate of incorporation or bylaws, each as amended, or any agreement to which Harmony is a party or is otherwise bound. Other than this Agreement, there are no obligations, contingent or otherwise, of Harmony or Merger Sub or any of their Subsidiaries to repurchase, redeem or otherwise acquire any shares of Harmony or Merger Sub capital stock. All outstanding shares of Harmony Common Stock and of Merger Sub Common Stock have been offered, issued and/or sold, as the case may be, by Harmony or Merger Sub, as the case may be, in compliance with all applicable federal and state securities laws.

Section 4.03 Subsidiaries.

(a)	Section 4.03(a) of the Harmony Disclosure Schedule sets forth, for each Subsidiary of Harmony: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b)	Each Subsidiary of Harmony is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Harmony Material Adverse Effect. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Harmony are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Harmony has the power to cause to be transferred for no or nominal consideration to Harmony or Harmony’s designee) are owned, of record and beneficially, by Harmony or another of its Subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Harmony’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Harmony or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Harmony. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Harmony. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Harmony.

24

(c)	Harmony has made available to Zircon complete and accurate copies of the charter, bylaws or other organizational documents, each as amended, of each Subsidiary of Harmony

(d)	Harmony does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Harmony. There are no obligations, contingent or otherwise, of Harmony or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Harmony or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Harmony or any other entity, other than guarantees of bank obligations of Subsidiaries of Harmony entered into in the Ordinary Course of Business.

Section 4.04 Authority; No Conflict; Required Filings and Consents.

(a)	Each of Harmony and Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject only to the adoption of this Agreement by Harmony in its capacity as the sole stockholder of Merger Sub, to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Harmony Board, at a meeting duly called and held, by the unanimous vote of all directors, determined that the Merger is fair to, and in the best interests of Harmony and its stockholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Harmony and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Harmony and Merger Sub, subject only to the adoption of this Agreement by Harmony in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Harmony and Merger Sub and, assuming the due execution and delivery by Zircon, constitutes the valid and binding obligation of each of Harmony and Merger Sub, enforceable against Harmony and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)	The execution and delivery of this Agreement by each of Harmony and Merger Sub do not, and the consummation by Harmony and Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Harmony or Merger Sub or of the charter, bylaws or other organizational document of any other Subsidiary of Harmony, each as amended, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on Harmony’s or any of its Subsidiaries’ assets under any of the terms, conditions or provisions of any Contract required to be disclosed in Section 4.11(d) of the Harmony Disclosure Schedule, or (iii) subject to compliance with the requirements specified in clauses (i) through (vii) of Section 4.04(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to Harmony or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.04(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate have not had, and are not reasonably likely to result in, the loss of a material benefit to, or in the creation of a material liability for, Harmony or would not reasonably be expected to result in a Harmony Material Adverse Effect. Section 4.04(b) of the Harmony Disclosure Schedule lists all consents, waivers and approvals under any of Harmony’s or any of its Subsidiaries’ agreements, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated by this Agreement, which, if individually or in the aggregate were not obtained, would result in a loss of a material benefit to, or the creation of any material liability for, Harmony, Zircon or the Surviving Corporation as a result of the Merger.

25

(c)	No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Harmony Common Stock are listed for trading is required by or with respect to Harmony or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Harmony or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the California Secretary of State, (ii) the filing of such reports, schedules or materials under Section 13 of or Rule 4a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and thereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, orders, filings, approvals and registrations that, individually or in the aggregate, if not obtained or made, would not result in a loss of a material benefit to, or the creation of any material liability for, Harmony or Zircon as a result of the Merger.

Section 4.05 SEC Filings; Financial Statements; Information Provided.

(a)	Harmony has filed all registration statements, forms, reports, certifications and other documents required to be filed by Harmony and/or in connection with Merger Sub with the SEC since December 27, 2021. All such registration statements, forms, reports and other documents, as amended prior to the date hereof, and those that Harmony may file after the date hereof until the Closing, are referred to herein as the “Harmony SEC Reports.” All of the Harmony SEC Reports (A) were or will be filed on a timely basis, (B) at the time filed (or if amended prior to the date hereof, when so amended), complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Harmony SEC Reports and (C) did not or will not at the time they were filed (or if amended prior to the date hereof, when so amended) or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Harmony SEC Reports or necessary in order to make the statements in such Harmony SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

26

(b)	Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Harmony SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Harmony and its Subsidiaries as of the dates indicated and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Harmony and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Harmony as of December 31, 2022 is referred to herein as the “Harmony Balance Sheet.”

(c)	To the best of Harmony’s knowledge and belief, Harmony is not, has never been and as of the Effective Time will not be, a “shell company” (as defined in Rule 405 under the Securities Act).

(d)	Kreston GTA, LLP, Harmony’s current auditors, is and has been at all times since its engagement by Harmony (i) “independent” with respect to Harmony within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(e)	Harmony has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Harmony’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Harmony in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Harmony’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2020, Harmony’s principal executive officer and its principal financial officer have disclosed to Harmony’s auditors and the audit committee of the Harmony Board all known (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adverse and materially affect the Company’s ability to record, process, summarize and report financial information, (ii) material weaknesses in the design and operation of internal controls over financial reporting, and (iii) any fraud, whether or not material, that involves the management or other employees who have a significant role in Harmony’s internal controls over financial reporting. Each of Harmony and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses and/or fraud.

27

(f)	Harmony is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Harmony’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Harmony nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(g)	As of the Effective Date, Harmony has timely responded to all comment letters of the staff of the SEC relating to the Harmony SEC Reports, and the SEC has not advised Harmony that any final responses are inadequate, insufficient or otherwise non-responsive. The Harmony has made available to Zircon true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Harmony and any of its Subsidiaries, on the other hand, occurring since January 1, 2020 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the knowledge of Harmony, as of the Effective Date, none of the Harmony SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(h)	Each of the principal executive officer of Harmony and the principal financial officer of Harmony (or each former principal executive officer of Harmony and each former principal financial officer of Harmony, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Harmony SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 4.05(h), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act.

(i)	Neither Harmony nor any of its Subsidiaries nor, to the knowledge of Harmony, any director, officer, employee, or internal or external auditor of Harmony or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Harmony or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

28

Section 4.06 No Undisclosed Liabilities. Harmony does not have any liability that is required to be set forth on a balance sheet of Harmony prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results in operations or the financial condition of Harmony except for (a) liabilities shown on the Harmony Balance Sheet, (b) liabilities that have arisen or have been incurred since the date of the Harmony Balance Sheet in the Ordinary Course of Business and (c) liabilities for transaction expenses incurred in connection with the transactions contemplated by this Agreement and alternatives to such transactions. Section 4.06 of the Harmony Disclosure Schedule lists all indebtedness and liabilities of Harmony and Merger Sub and their subsidiaries and sets forth all indebtedness and liabilities held solely at Harmony or exclusively an obligation of Harmony and/or Merger Sub (exclusive of such indebtedness or obligations held solely by any subsidiary for which neither Harmony nor Merger Sub has any obligations). Immediately before and as of the Closing, neither Harmony nor Merger Sub shall have any liabilities or indebtedness.

Section 4.07 Absence of Certain Changes or Events. During the period beginning on the date of the Harmony Balance Sheet and ending on the date hereof, Harmony and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been (i) any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or is reasonably likely to have, a Harmony Material Adverse Effect or (ii) except for the execution and delivery of this Agreement, any other action or event that would have required the consent of Zircon pursuant to Section 5.02 (other than clause (A) of Section 5.02(j) or Section 5.02(k) or Section 5.02(l)) had such action or event occurred after the Effective Date.

Section 4.08 Taxes.

(a)	Each of Harmony and its Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. Each of Harmony and its Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of Harmony and each of its Subsidiaries for Tax periods through the date of the Harmony Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Harmony Balance Sheet, and all unpaid Taxes of Harmony and each of its Subsidiaries for all Tax periods commencing after the date of the Harmony Balance Sheet arose in the Ordinary Course of Business. Neither Harmony nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Harmony. With the exception of customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course of Business and liabilities thereunder, neither Harmony nor any of its Subsidiaries (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Harmony or any of its Subsidiaries, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that Harmony or any of its Subsidiaries was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of Harmony and its Subsidiaries has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor, or other third party.

29

(b)	Harmony has delivered or made available to Zircon (i) complete and correct copies of all Tax Returns of Harmony and any of its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of Harmony or any of its Subsidiaries relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Harmony or any of its Subsidiaries. No examination or audit of any Tax Return of Harmony or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of Harmony, threatened or contemplated. No deficiencies for Taxes of Harmony or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Entity in writing. Neither Harmony nor any of its Subsidiaries has been informed in writing by any jurisdiction in which Harmony or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that Harmony or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither Harmony nor any of its Subsidiaries has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, other than routine extensions available as a matter of right which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(c)	Neither Harmony nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(d)	Neither Harmony nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(e)	Neither Harmony nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Harmony or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the Effective Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(f)	There are no Liens with respect to Taxes upon any of the assets or properties of Harmony or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

30

(g)	Neither Harmony nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iv) installment sale or other open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h)	Neither Harmony nor any of its Subsidiaries has participated in any “reportable transaction” as defined in section 1.6011-4(b) of the Treasury Regulations or a “listed transaction” as set forth in section 301.6111-2(b)(2) of the Treasury Regulations or any analogous provision of state or local law.

(i)	Neither Harmony nor any of its Subsidiaries (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes or (ii) has made an entity classification (“check-the-box”) election under Section 7701 of the Code.

(j)	Neither Harmony nor any of its Subsidiaries (i) is a stockholder of a “specified foreign corporation” (other than the Subsidiaries of Harmony) as defined in Section 965(e) of the Code (or any similar provision of state, local or foreign Law), or (ii) is a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code. None of Harmony’s Subsidiaries that are or have at any time been controlled foreign corporations (within the meaning of Section 957(c) of the Code) (i) has derived (or been treated for U.S. federal income Tax purposes as deriving) any item of subpart F income (within the meaning of Section 952(a) of the Code, as determined after the application of Section 952(c) of the Code) in any year, or (ii) has made any investment in United States property (within the meaning of Section 956(c) of the Code) at any time. None of Harmony’s Subsidiaries was a deferred foreign income corporation as defined in Section 965(d)(1) of the Code with respect to Harmony or any of its Subsidiaries.

(k)	Neither Harmony nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(l)	All related party transactions involving Harmony or any of its Subsidiaries have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law. Each of Harmony and its Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax law.

(m)	Neither Harmony nor any of its Affiliates has taken or agreed to take any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, that would reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

(n)	Neither Harmony nor Merger Subsidiary is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

31

Section 4.09 Owned and Leased Real Properties.

(a)	Neither Harmony nor any of its Subsidiaries owns or has ever owned any real property.

(b)	Section 4.09(b) of the Harmony Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by Harmony or any of its Subsidiaries as of the Effective Date (collectively, the “Harmony Leases”) and the location of the premises of such real property. Neither Harmony nor any of its Subsidiaries nor, to the knowledge of Harmony, any other party is in breach or default and no event has occurred, is pending or, to the knowledge of Harmony, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default under any of under any of the Harmony Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to result in, the loss of a material right or in a material liability of Harmony or any of its Subsidiaries. Neither Harmony nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than Harmony and its Subsidiaries. Harmony has made available to Zircon complete and accurate copies of all Harmony Leases.

Section 4.10 Intellectual Property. Harmony owns no Intellectual Property.

Section 4.11 Contracts.

(a)	As of the Effective Date, there are no Contracts that are material contracts (as defined in Item 601(b)(10) of Regulation S-K) with respect to Harmony, other than those Contracts identified or described in the Harmony SEC Reports filed prior to the date hereof.

(b)	Harmony has not entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K other than as disclosed in an SEC Report filed prior to the date hereof.

(c)	Neither Harmony nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Harmony Intellectual Property as a result of the transactions contemplated by this Agreement.

(d)	Section 4.11(d) of the Harmony Disclosure Schedule lists the following Contracts of Harmony and its Subsidiaries in effect as of the Effective Date:

(i)	any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than 180 days from the Effective Date, (B) which involves an aggregate of more than $50,000 or (C) in which Harmony or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a particular party;

32

(ii)	any Contract under which the consequences of a default or termination would reasonably be likely to have a Harmony Material Adverse Effect;

(iii)	any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of Zircon or any of its Subsidiaries or Harmony or any of its Subsidiaries as currently conducted;

(iv)	any Contract under which Harmony or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

(v)	any dealer, distribution, joint marketing, joint venture, joint development, partnership, strategic alliance, collaboration, development agreement or outsourcing arrangement;

(vi)	any Contract for the conduct of research studies, pre-clinical or clinical studies, manufacturing, distribution, supply, marketing or co-promotion of any products in development by or which has been or which is being marketed, distributed, supported, sold or licensed out, in each case by or on behalf of Harmony or any of its Subsidiaries; and

(vii)	any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of Zircon or any of Zircon’s Affiliates following the Closing.

(e)	Harmony has made available to Zircon a complete and accurate copy of each Contract listed in Section 4.11(d) of the Harmony Disclosure Schedule. With respect to each Contract so listed and those Contracts identified or described in the Harmony SEC Reports filed prior to the date hereof: (i) the Contract is legal, valid, binding and enforceable and in full force and effect against Harmony and/or its Subsidiaries, as applicable, and, to the knowledge of Harmony, against each other party thereto, as applicable, subject to the Bankruptcy and Equity Exception; (ii) the Contract will continue to be legal, valid, binding and enforceable and in full force and effect against Harmony and/or its Subsidiaries, as applicable, and, to the knowledge of Harmony, against each other party thereto, immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (other than any such Contracts that expire or terminate before such time in accordance with their terms and not as a result of a breach or default by Harmony or any of its Subsidiaries), in each case subject to the Bankruptcy and Equity Exception and except to the extent the failure to be in full force and effect, individually or in the aggregate, would not reasonably be likely to have a Harmony Material Adverse Effect; and (iii) none of Harmony, its Subsidiaries nor, to the knowledge of Harmony, any other party, is in breach or violation of, or default under, any such Contract, and no event has occurred, is pending or, to the knowledge of Harmony, is threatened, which, with or without notice or lapse of time, or both, would constitute a breach or default by Harmony, its Subsidiaries or, to the knowledge of Harmony, any other party under such Contract, except for such breaches, violations or defaults that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Harmony Material Adverse Effect.

33

Section 4.12 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator that is pending or, to the knowledge of Harmony, threatened or reasonably anticipated against Harmony or any of its Subsidiaries that (a) seeks either damages in excess of $100,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, except for such actions, suits, proceedings, claims, arbitrations or investigations first arising after the Effective Date that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Harmony Material Adverse Effect. There are no material judgments, orders or decrees outstanding against Harmony or any of its Subsidiaries.

Section 4.13 Environmental Matters.

(a)	Except for such matters that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Harmony Material Adverse Effect:

(i)	Harmony and its Subsidiaries have complied with all applicable Environmental Laws;

(ii)	to the knowledge of Harmony, the properties currently owned, leased or operated by Harmony and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;

(iii)	to the knowledge of Harmony, the properties formerly owned, leased or operated by Harmony or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, use or operation by Harmony or any of its Subsidiaries;

(iv)	neither Harmony nor any of its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on the property of any third party; and

(v)	neither Harmony nor any of its Subsidiaries have released any Hazardous Substance into the environment.

(b)	As of the Effective Date, neither Harmony nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Harmony or any of its Subsidiaries may be in violation of, liable under or have obligations under, any Environmental Law.

(c)	Neither Harmony nor any of its Subsidiaries is subject to any written orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other written agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

34

Section 4.14 Employee Benefit Plans. Harmony has no Employee Benefit Plans maintained, or contributed to, by Harmony or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of, any current or former employee or other service provider of Harmony or any of its Subsidiaries.

Section 4.15 Compliance With Laws. Harmony and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and, as of the Effective Date, has not received any notice alleging any material violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets (including any COVID-19 Measure).

Section 4.16 Permits and Regulatory Matters.

(a)	Harmony and each of its Subsidiaries have all material Permits required to conduct their businesses as currently conducted, including all such Permits required by any Regulatory Authority, or any other Governmental Entity exercising comparable authority (the “Harmony Authorizations”).

(b)	Harmony and its Subsidiaries are in compliance in all material respects with the terms of the Harmony Authorizations. No Harmony Authorization shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

(c)	All manufacturing, processing, distribution, labeling, storage, testing, specifications, sampling, sale or marketing of products or other business operations performed by or on behalf of Harmony or any of its Subsidiaries are in compliance in all material respects with all applicable laws, rules, regulations or orders issued by the any Governmental Entity having jurisdiction, regulatory or other authority over Harmony or any of its Subsidiaries, as applicable. As of the Effective Date, except as set forth in Section 4.16(c) of the Harmony Disclosure Schedule, neither Harmony nor any of its Subsidiaries has received any written notices or other correspondence from any Governmental Entity and to the knowledge of Harmony, there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that Harmony or any of its Subsidiaries is in material noncompliance with any and all applicable laws, regulations or orders implemented by any Governmental Entity.

Section 4.17 Employees.

(a)	To the knowledge of Harmony, as of the Effective Date, no employee of Harmony or any Subsidiary of Harmony is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Harmony or any of its Subsidiaries because of the nature of the business currently conducted by Harmony or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. To the knowledge of Harmony, as of the Effective Date, no key employee or group of employees has any plans to terminate employment with Harmony or its Subsidiaries.

35

(b)	Neither Harmony nor any of its Subsidiaries is or has been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Neither Harmony nor any of its Subsidiaries is or has been the subject of any proceeding asserting that Harmony or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization, nor is there or has there been pending or, to the knowledge of Harmony, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Harmony or any of its Subsidiaries.

(c)	To the knowledge of Harmony, Harmony and its Subsidiaries are and have been in material compliance with all applicable Laws related to employment (including verification of employment eligibility), employment practices, terms and conditions of employment and wages and hours (including, without limitation, classification of employees) with respect to any employee (as defined by, or determined in accordance with, applicable Laws). To the knowledge of Harmony, other than Harmony’s President and Chief Executive Officer, none of the employees of Harmony and its Subsidiaries are citizens or lawful permanent residents of the United States.

(d)	Neither Harmony nor any of its Subsidiaries has received written notice of any charge or complaint pending before the Equal Employment Opportunity Commission or other Governmental Entity alleging unlawful discrimination, harassment, retaliation or any other violation of or non-compliance with applicable Law relating to the employment, treatment, or termination of any employees of Harmony or any of its Subsidiaries, nor, to the knowledge of Harmony, has any such charge been threatened. No current or former employee of Harmony or any of its Subsidiaries has, pursuant to internal complaint procedures, made a written complaint of discrimination, retaliation or harassment, nor to Harmony’s knowledge, has an oral complaint of any of the foregoing been made.

(e)	Neither Harmony nor any of its Subsidiaries has caused a plant closing as defined in the WARN Act affecting any site of employment or one or more operating units within any site of employment, or a mass layoff as defined in the WARN Act, nor have any of the foregoing been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local Law.

Section 4.18 Insurance. Harmony does not currently have in place any insurance policies.

Section 4.19 Section 203 of the DGCL. Assuming the accuracy of the representations and warranties of Zircon in Section 3.23, the Harmony Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or any of the agreements ancillary hereto.

36

Section 4.20 Brokers; Fees and Expenses. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of Harmony or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement. Harmony is not a party to any other agreements with any agent, broker, investment banker, financial advisor or other similar firm or Person that have not been made available to Zircon and which grant to such Person rights after the Closing.

Section 4.21 Operations of Merger Sub. Except as set forth in Section 4.21 of the Harmony Disclosure Schedule, Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 4.22 Controls and Procedures, Certifications and Other Matters.

(a)	Harmony and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting designed to provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Harmony and to maintain accountability for Harmony’s consolidated assets, (iii) access to assets of Harmony and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Harmony and its Subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b)	Harmony maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Harmony and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Harmony’s filings with the SEC and other public disclosure documents.

(c)	Neither Harmony nor any of its Subsidiaries has, since Harmony became subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of Harmony. Section 4.22(c) of the Harmony Disclosure Schedule identifies any loan or extension of credit maintained by Harmony to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 4.23 Books and Records. The minute books and other similar records of Harmony contain complete and accurate records of all actions taken at any meetings of Harmony’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of Harmony accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Harmony and have been maintained in accordance with good business and bookkeeping practices.

37

Section 4.24 Subsidies. All governmental, state or regional subsidies granted to Harmony or any of its Subsidiaries were used in accordance with applicable provisions of any statute, law or regulation or any other public orders or conditions imposed or related to them in conjunction with their granting and, in particular, all conditions imposed by the respective Governmental Entities have been fulfilled and observed. Neither Harmony nor any of its Subsidiaries is under any further obligation to perform any services with regard to such subsidies and no such subsidies have to be repaid by Harmony or any of its Subsidiaries as a result of the negotiation, execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby or any other reason.

Section 4.25 Data Protection. Harmony and its Subsidiaries have fully complied at all material times and currently fully comply with any data protection and privacy legislation applicable to their businesses including (i) the requirements relating to notification and/or registration of processing of personal data with any applicable national data protection regulator, (ii) all subject information requests from data subjects, (iii) where necessary, the obtaining of consent to data processing and/or direct marketing activity, and (iv) where necessary, the obtaining of any approval, consultation and/or agreement of any applicable works councils or such similar worker representation bodies. Neither Harmony nor any of its Subsidiaries has received any notice or complaint from any individual, third party and/or regulatory authority alleging non-compliance with any applicable data protection and privacy legislation (including any prohibition or restriction on the transfer of data to any jurisdiction) or claiming compensation for or an injunction in respect of non-compliance with any applicable data protection and privacy legislation.

Section 4.26 Certain Business Relationships with Affiliates. No Affiliate of Harmony or of any of its Subsidiaries (a) owns any property or right, tangible or intangible, which is used in the business of Harmony or any of its Subsidiaries, (b) to the knowledge of Harmony, has any claim or cause of action against Harmony or any of its Subsidiaries or (c) owes any money to, or is owed any money by, Harmony or any of its Subsidiaries. Section 4.26 of the Harmony Disclosure Schedule describes any material Contracts between Harmony and any Affiliate thereof which were entered into or have been in effect at any time since January 1, 2021, other than (i) any employment Contracts, invention assignment agreements and other Contracts entered into in the Ordinary Course of Business relating to employment, or (ii) Contracts relating to stock purchases and awards, stock options and other equity arrangements, in each case relating to compensation.

Section 4.27 Acknowledgement by Harmony. Harmony acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, Zircon, its business, assets, condition, operations and prospects and (ii) has been furnished with or given full access to such information about Zircon as Harmony has requested. Harmony acknowledges that, other than as set forth in this Agreement, none of Zircon nor any of its directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (A) as to the accuracy or completeness of any of the information provided or made available to Harmony or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Zircon heretofore delivered to or made available to Harmony or any of its respective agents, representatives, lenders or Affiliates.

38

Section 4.28 Compliance with Anti-Corruption Laws. Neither Harmony nor to the knowledge of Harmony, any director, officer, agent, employee or other Person acting on behalf of Harmony has, in the course of its actions for, or on behalf of, Harmony (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any applicable U.S. laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.29 OFAC. Neither Harmony, nor to the knowledge of Harmony, any director, officer, agent, employee, affiliate or Person acting on behalf of Harmony, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.30 Liabilities. Harmony has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities indebtedness or obligations disclosed to Zircon in writing and set forth in Section 4.30 of the Harmony Disclosure Schedule.

Section 4.31 Bank Accounts and Safe Deposit Boxes. Harmony has such bank accounts at such banks and with such account numbers as set forth in Section 4.31 of the Harmony Disclosure Schedule.

Section 4.32 Investment Company. Neither Harmony nor any subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.33 Bankruptcy and Indebtedness. Harmony has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does Harmony have any Knowledge or reason to believe that any of its respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. There is no outstanding secured and unsecured indebtedness of Harmony, or for which the Company has commitments except as set forth in Section 4.33 of the Harmony Disclosure Schedule. Neither Harmony nor any Subsidiary is in default with respect to any indebtedness.

Section 4.34 No SEC or FINRA Inquiries. Neither Harmony nor any of its present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

Section 4.35 No Other Representations or Warranties. Each of Harmony and Merger Sub hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, none of Zircon nor any other Person on behalf of Zircon makes any express or implied representation or warranty with respect to Zircon or with respect to any other information provided to Harmony, Merger Sub or any of their Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Zircon set forth in Article III (in each case as qualified and limited by the Zircon Disclosure Schedule)) none of Harmony, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

39

Article V. Conduct of Business

Section 5.01 Covenants of Zircon. Except (i) as set forth in Section 5.01 of the Zircon Disclosure Schedule or (ii) otherwise as expressly provided herein or as consented to in writing by Harmony (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the Effective Date until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Zircon shall act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and use commercially reasonable efforts, consistent in all material respects with past practices, to maintain and preserve its business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.01 of the Zircon Disclosure Schedule, from and after the Effective Date until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Zircon shall not, directly or indirectly, do any of the following without the prior written consent of Harmony (which consent shall not, in the case of the actions set forth in Section 5.01(k) and Section 5.01(l), be unreasonably withheld, conditioned or delayed):

(a)	(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, other than distributions that are reasonably necessary to maintain the S corporation status of Zircon; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (iii), from former employees, directors and consultants in accordance with agreements in effect on the Effective Date providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Zircon;

(b)	except as permitted by Section 5.01(l), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

(c)	amend its articles of incorporation, bylaws or other comparable charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other Person;

(d)	except for purchases of inventory, raw materials and equipment in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Zircon;

40

(e)	sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Zircon;

(f)	whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Zircon (including any accounts, leases, contracts or Intellectual Property or any assets, but excluding the sale or license of products in the Ordinary Course of Business);

(g)	(i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of the Zircon Balance Sheet to the extent reflected on the Zircon Balance Sheet or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Zircon, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Zircon in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Zircon or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Zircon against fluctuations in commodities prices or exchange rates;

(h)	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Zircon other than as set forth in Zircon’s budget for capital expenditures previously made available to Harmony or the specific capital expenditures disclosed and set forth in Section 5.01(h) of the Zircon Disclosure Schedule;

(i)	make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j)	except (i) in the Ordinary Course of Business or (ii) terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Zircon is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Zircon);

(k)	(i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Zircon or (ii) license any material Intellectual Property rights to or from any third party;

41

(l)	except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and either disclosed in the Zircon Disclosure Schedule or not required by this Agreement to be so disclosed, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the Effective Date under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), or (vi) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m)	make or change any material Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any material Tax liability, claim or assessment, surrender any right to claim a refund of material Taxes, or amend any income or other material Tax Return, in each case other than in the Ordinary Course of Business and other than specifically contemplated by this Agreement;

(n)	initiate, compromise or settle any material litigation or arbitration proceeding;

(o)	open or close any facility or office;

(p)	fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the Effective Date;

(q)	fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

(r)	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Zircon in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII.

42

Section 5.02 Covenants of Harmony and Merger Sub. Except (i) as set forth in Section 5.02 of the Zircon Disclosure Schedule, or (ii) as expressly provided herein or as consented to in writing by Zircon (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the Effective Date until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Harmony and Merger Sub shall, and shall cause each of their respective Subsidiaries to, act and carry on its business in the Ordinary Course of Business, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with applicable laws, rules and regulations, and, use commercially reasonable efforts, consistent in all material respects with past practices, to maintain and preserve its and each of their Subsidiaries’ business organization, assets and properties, keep available the services of its present officers and key employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 5.02 of the Harmony Disclosure Schedule from and after the Effective Date until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Harmony and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Zircon (which consent shall not, in the case of the actions set forth in Section 5.02(k) and Section 5.02(l), be unreasonably withheld, conditioned or delayed):

(a)	(i) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, securities, or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, other than, in the case of this clause (ii), from former employees, directors and consultants in accordance with agreements in effect on the Effective Date providing for the repurchase of shares in connection with any termination of services to Harmony or any of its Subsidiaries;

(b)	issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (in each case other than the issuance of shares of Harmony Common Stock upon the exercise of Harmony Warrants outstanding on the Effective Date and set forth in Section 4.02(c) or Section 4.02(d) of the Harmony Disclosure Schedule in accordance with their present terms (including cashless exercises));

(c)	amend its certificate of incorporation, bylaws or other comparable charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split or reverse stock split or form any new Subsidiary or acquire any equity interest or other interest in any other Person;

(d)	except for purchases of inventory and raw materials in the Ordinary Course of Business, acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to Harmony and its Subsidiaries, taken as a whole;

(e)	sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of Harmony or of any of its Subsidiaries;

43

(f)	whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to Harmony and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or Intellectual Property or any assets or the stock of any of its Subsidiaries, but excluding the sale or license of products in the Ordinary Course of Business);

(g)	(i) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness that existed as of the date of the Harmony Balance Sheet to the extent reflected on the Harmony Balance Sheet or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Harmony or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Harmony in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Harmony or any of its direct or indirect wholly owned Subsidiaries or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect Harmony or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h)	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Harmony and its Subsidiaries, taken as a whole, other than as set forth in Harmony’s budget for capital expenditures previously made available to Zircon or the specific capital expenditures disclosed and set forth in Section 5.02 of the Harmony Disclosure Schedule;

(i)	make any changes in accounting methods, principles or practices, except insofar as may have been required by the SEC or a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(j)	except (i) in the Ordinary Course of Business or (ii) terminations as a result of the expiration of any contract that expires in accordance with its terms, (A) modify or amend in any material respect, or terminate, any material contract or agreement to which Harmony or any of its Subsidiaries is party, or (B) knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of Harmony of any of its Subsidiaries);

(k)	(i) enter into any material contract or agreement relating to the rendering of services or the distribution, sale or marketing by third parties of the products, of, or products licensed by, Harmony or any of its Subsidiaries or (ii) license any material Intellectual Property rights to or from any third party;

44

(l)	except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof and either disclosed in the Harmony Disclosure Schedule, not required by this Agreement to be so disclosed or disclosed in the Harmony SEC Reports filed or furnished prior to the Effective Date, (i) take any action with respect to, adopt, enter into, terminate (other than terminations for cause) or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any material bonus to, any director, officer, employee or consultant (except for annual increases of the salaries of non-officer employees in the Ordinary Course of Business), (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (iv) pay any material benefit not provided for as of the Effective Date under any benefit plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder), (vi) hire any additional officers or other employees, or any consultants or independent contractors, in each case, other than as set forth on Section 5.02(l) of the Harmony Disclosure Schedule and employees, consultants or independent contractors hired to fill open position created as a result of the separation of service of an officer, employee, consultant or independent contractor, as applicable, after the Effective Date, or (vii) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

(m)	make or change any Tax election, change an annual accounting period, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes, or amend any income or other Tax Return;

(n)	commence any offering of shares of Harmony Common Stock pursuant to any Employee Stock Purchase Plan;

(o)	initiate, compromise or settle any material litigation or arbitration proceeding;

(p)	open or close any facility or office;

(q)	fail to use commercially reasonable efforts to maintain insurance at levels substantially comparable to levels existing as of the Effective Date;

(r)	fail to pay accounts payable and other obligations in the Ordinary Course of Business

(s)	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would make any representation or warranty of Harmony in this Agreement untrue or incorrect in any material respect, or would materially impair, delay or prevent the satisfaction of any conditions in Article VII.

Section 5.03 Confidentiality. The Parties acknowledge that Harmony and Zircon have previously executed a non-disclosure agreement, effective as of December 9, 2022 (the “NDA Agreement”), which NDA Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

45

Article VI. Additional Agreements

Section 6.01 No Solicitation.

(a)	No Solicitation or Negotiation.

(i)	Except as set forth in this Section 6.01, until the Effective Time or the earlier termination of this Agreement as set forth herein, each of Zircon, Harmony and its respective Subsidiaries shall not, and each of Zircon and Harmony shall use reasonable best efforts to cause their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“Representatives”) not to, directly or indirectly:

(A)	solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or engage, participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any Person in connection with any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, an Acquisition Proposal;

(B)	enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information or afford any Person other than Harmony or Zircon, as applicable, access to such Party’s property, books or records (except pursuant to a request by a Governmental Entity) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(C)	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

(D)	publicly propose to do any of the foregoing described in Section 6.01(a)(i)(A), Section 6.01(a)(i)(B) or Section 6.01(a)(i)(C).

(ii)	Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.01(b), each of Harmony and Zircon may (A) furnish non-public information with respect to Harmony and its Subsidiaries or Zircon, as the case may be, to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal; provided that (x) either Zircon or Harmony (as applicable) receives from the Qualified Person an executed confidentiality agreement on the terms not less restrictive than exist in the Confidentiality Agreement and continuing additional provisions that expressly permit such Party to comply with this terms of this Section 6.01 (a copy of which shall be provided to the other Party), (y) the Party seeking to make use of this proviso has not otherwise materially breached this Section 6.01 with respect to such Acquisition Proposal or the Person making such Acquisition Proposal, and (z) the Zircon Board or Harmony Board (as applicable) has determined that taking such actions would be required to prevent a breach of its fiduciary duties under applicable law. It is understood and agreed that any violation of the restrictions in this Section 6.01 (or action that, if taken by Harmony or Zircon, as applicable, would constitute such a violation) by any Representatives of Harmony or Zircon shall be deemed to be a breach of this Section 6.01 by Harmony or Zircon, as applicable.

46

(b)	Notices of Proposals. Each Party will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other Party of its receipt of any Acquisition Proposal and (ii) provide to the other Party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the Person making such Acquisition Proposal, and copies of all written communications with such Person with respect to such actual or potential Acquisition Proposal. Such Party in receipt of an Acquisition Proposal shall notify the other Party, in writing, of any decision of its board of directors as to whether to consider any Acquisition Proposal or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information with respect to such to any Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than 24 hours after such determination was reached). Such Party in receipt of an Acquisition Proposal will (A) provide the other Party with written notice setting forth such information as is reasonably necessary to keep such other Party informed of the material terms of any such Acquisition Proposal and of any material amendments or modifications thereto, (B) keep such other Party informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal submitted to such Party (and in any event within twenty-four (24) hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal, (C) prior to, or substantially concurrently with, the provision of any non-public information of such Party to any such Person, provide such information the other Party (including by posting such information to an electronic data room), to the extent such information has not previously been made available the other Party, and (D) promptly (and in any event within twenty-four (24) hours of such determination) notify the other Party of any determination by such Party’s Board of Directors that such Acquisition Proposal constitutes a Superior Proposal.

(c)	Cessation of Ongoing Discussions. Each of Harmony and Zircon shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the Effective Date regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any Party under the other provisions of this Section 6.01. Harmony and Zircon will each immediately revoke or withdraw access of any Person (other than Harmony, Zircon and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to Harmony and request from each third party (other than Harmony, Zircon and their Representatives) the prompt return or destruction of all non-public information with respect to Harmony or Zircon, as applicable, previously provided to such Person.

(d)	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)	“Acquisition Proposal” means, with respect to Harmony or Zircon, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such Party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such Party and/or one or more Subsidiaries of such Party), (b) any proposal for the issuance by such Party of fifteen percent (15%) or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, fifteen percent (15%) or more of the equity securities or consolidated total assets of such Party and its Subsidiaries, in each case other than the transactions contemplated by this Agreement, provided that commitments to participate in the Post-Closing Financing shall not be considered an Acquisition Proposal.

(ii)	“Intervening Event” means a material event, change in circumstances or development (other than any event, change, circumstance or development resulting from a material breach of this Agreement by the Party seeking to claim an Intervening Event) that (a) is materially adverse to Harmony or Zircon (as applicable), (b) with respect to Harmony that neither occurred nor was reasonably foreseeable to the Harmony Board prior to the Effective Date and with respect to Zircon was not reasonably foreseeable to Zircon Board prior to the Effective Date and (c) does not relate to an Acquisition Proposal; provided, however, the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto shall not constitute an Intervening Event.

(iii)	“Qualified Person” means any Person making an unsolicited Acquisition Proposal that the Harmony Board or the Zircon Board, as applicable, determines in good faith (after consultation with outside counsel and its financial advisors) is, or could reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a breach by Harmony or Zircon, as applicable, of its obligations under Section 6.01(a).

47

Section 6.02 Access to Information; Cooperation.

(a)	Subject to compliance with applicable confidentiality obligations owed to third parties in effect as of the Effective Date, each of Harmony and Zircon shall (and Harmony shall cause each of its Subsidiaries to) afford to the other Party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Harmony and Zircon shall (and Harmony shall cause each of its Subsidiaries to) furnish promptly to the other Party all information concerning its business, properties, assets and personnel as the other Party may reasonably request. Each of Harmony and Zircon will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.02 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger. Without limiting the generality of the foregoing, from the Effective Date until the Effective Time, each of Harmony and Zircon shall promptly provide the other Party with copies of: (a) unaudited monthly financial statements or management accounts, when available; (b) any written materials or communications sent by or on behalf of such Party to its stockholders; (c) any notice, report or other document filed with or sent to, or received from, any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; and (d) any material notice, report or other document received from any Governmental Entity.

Section 6.03 Legal Conditions to Merger.

(a)	Subject to the terms hereof Zircon and Harmony shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Zircon or Harmony and/or any of its Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Zircon and Harmony shall reasonably cooperate with each other in connection with the making of all such filings. Zircon and Harmony shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

(b)	Each of Zircon and Harmony shall give (or Harmony shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Zircon Disclosure Schedule or the Harmony Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Zircon Material Adverse Effect or a Harmony Material Adverse Effect from occurring prior to or after the Effective Time.

48

Section 6.04 Public Disclosure. Except as may be required by applicable law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by Harmony and Zircon and, (ii) both Zircon and Harmony shall use reasonable best efforts to consult with one another before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts.

Section 6.05 Tax Matters.

(a)	Each of Harmony, Merger Sub and Zircon shall use their reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Harmony’s Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code and a transaction under Section 351 of the Code. This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Harmony, Merger Sub and Zircon shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(b)	Notwithstanding anything to the contrary contained herein, any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, “Transfer Taxes”) will be borne fifty percent (50%) by the holders of the Zircon Common Stock and fifty percent (50%) by Harmony. The Party primarily responsible under applicable Law for the filing of any Tax Return in respect of such Transfer Taxes shall be responsible for the timely preparation and filing of any such Tax Return. The Parties shall reasonably cooperate as necessary to enable the timely preparation and filing of such Tax Returns and mitigate any such Transfer Taxes.

(c)	Neither Harmony nor its Affiliates shall liquidate the surviving corporation, make (or cause to be made) any Tax election, including any election under Section 336 or 338 of the Code (or any corresponding or similar provision of state, local, foreign or other Law), with respect to the Zircon with an effect on or before the Closing Date, amend any Tax Return, consent to the waiver or extension of the statute of limitations relating to Taxes of Harmony or its Subsidiaries, take any Tax position on any Tax Return, compromise or settle any Tax liability, or discuss, correspond or participate in any sponsored voluntary compliance, amnesty, self-correction or similar program, in each case if such action would reasonably be expected to result in increases in the Tax Liabilities of the Harmony Stockholders.

49

Section 6.06 Affiliate Legends. Section 6.06 of the Zircon Disclosure Schedule sets forth a list of those Persons who are, in Zircon’s reasonable judgment, “affiliates” of Zircon within the meaning of Rule 145 promulgated under the Securities Act (“Rule 145 Affiliates”). Zircon shall notify Harmony in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. Harmony shall be entitled to place appropriate legends on the certificates evidencing any shares of Harmony Common Stock to be received by Rule 145 Affiliates of Zircon in the Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Harmony Common Stock.

Section 6.07 Notification of Certain Matters. Harmony shall give prompt notice to Zircon, and Zircon shall give prompt notice to Harmony, upon becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such Party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect, in each case, at any time from and after the Effective Date until the Effective Time, or (b) any material failure of Harmony and Merger Sub or Zircon, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 6.08 Employee Communications. Harmony and Zircon will use reasonable best efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to its employees regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of its employees.

Section 6.09 FIRPTA Tax Certificates. On or prior to the Closing, Zircon shall deliver to Harmony a properly executed certification that shares of Zircon Capital Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Harmony with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

Section 6.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the Parties shall use their respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

50

Section 6.11 Section 16 Matters. Prior to the Effective Time, Harmony shall take all such steps as may be required to cause any acquisitions of Harmony Common Stock (and any options to purchase the same) in connection with this Agreement and the transactions contemplated hereby, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Harmony following the Merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Termination of Certain Agreements and Rights. Zircon shall cause any stockholders’ agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar agreements, if any, between Zircon and any holders of Zircon Capital Stock set forth in Section 3.02 of the Zircon Disclosure Schedule, including any such agreement granting any Person investor rights, rights of first refusal, registration rights or director election rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time.

Section 6.13 Filing of Schedule 14f-1. Harmony shall as promptly as practicable after the Closing Date, but in no event later than five (5) days after the Closing Date, file the Schedule 14f-1 with the SEC with respect to the transactions described in this Agreement. On or prior to the Closing Date, Zircon shall provide all information to Harmony as reasonably required in order to file the Schedule 14f-1 with the SEC.

Section 6.14 Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any press release and Harmony’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or file or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued, filed or made, such Party advises the other Party, and uses reasonable efforts to obtain the other Party’s approval, of the text of such press release or disclosure; provided, however, that each of Zircon and Harmony may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Harmony in compliance with this Section 6.14.

Section 6.15 Harmony SEC Documents. From the Effective Date to the Effective Time or earlier termination of this Agreement, Harmony shall timely file with the SEC all SEC Documents required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the Effective Date, as of the date of the last such amendment, each filing made with the SEC filed by Harmony with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 6.16 Bank Accounts. On or prior to the Closing Date, Harmony shall take appropriate steps to transfer all cash on hand and maintained in the bank accounts identified in Schedule 4.22 to one bank account as identified by Zircon. Following execution of this Agreement, Harmony shall take all necessary steps, as soon as commercially practicable after the Closing Date, to close all bank accounts in the name of Harmony and shall provide evidence of such closures to Zircon, in form and substance reasonably acceptable to Zircon.

51

Article VII. Conditions to Merger

Section 7.01 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)	Stockholder Approval. The Zircon Voting Proposal shall have been approved by means of the Written Consents by the requisite vote of the stockholders of Zircon under applicable law and Zircon’s articles of incorporation, as amended.

(c)	Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement.

(d)	No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e)	Warrant Exchanges. The Warrant Exchange Agreements shall have been executed and the warrant exchanges as set forth therein shall have been completed or shall be completed substantially simultaneously with the Closing.

(f)	Settlement Agreements. The Debt Settlement Agreements shall have been executed and the transactions as set forth therein shall have been completed or shall be completed substantially simultaneously with the Closing.

(g)	Debt Repayment. At or simultaneously with the Closing, Zircon shall pay the operating liabilities of Harmony, up to and including an aggregate of $179,762 through December 31, 2022.

52

Section 7.02 Additional Conditions to the Obligations of Harmony and Merger Sub. The obligations of Harmony and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived in writing exclusively by Harmony and Merger Sub:

(a)	Representations and Warranties. The representations and warranties of Zircon set forth in this Agreement and in any certificate or other writing delivered by Zircon pursuant hereto shall be true and correct (i) as of the Effective Date (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Zircon Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement and (C) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Zircon Material Adverse Effect); provided, however, that the representations and warranties made by Zircon in Section 3.01, Section 3.02, Section 3.03, Section 3.04(a), Section 3.04(d), Section 3.07 and Section 3.19 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 3.02(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis; provided, further, that for purposes of determining accuracy of such representations and warranties, any update of or modification to the Zircon Disclosure Schedule made or purported to have been after the Effective Date shall be disregarded; and provided further that notwithstanding the foregoing and for the avoidance of doubt, the representations and warranties of Zircon shall be construed in accordance with Section 5.02, such that Zircon’s acts and omissions undertaken in accordance with Section 5.02 shall not in itself constitute a breach of any representation or warranty of Zircon.

(b)	Performance of Obligations of Zircon. Zircon shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(c)	No Zircon Material Adverse Effect. No Zircon Material Adverse Effect shall have occurred since the Effective Date and be continuing.

(d)	Third-Party Consents. Zircon shall have obtained any required consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have a Zircon Material Adverse Effect.

(e)	Officers’ Certificate. Harmony shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Zircon to the effect that the conditions of Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

(f)	Harmony Liabilities. At the Effective Time, the operating liabilities of Harmony shall not be greater than $179,762, except for amounts that become due in the normal course and are or have been promptly presented to Zircon for acceptance and any required approval to pay.

(g)	Audited Financials. Zircon shall have provided to Harmony audited financial statements for Zircon and related auditor reports thereon for each of the two most recently ended fiscal years and any other period audited or unaudited but reviewed financials are required to be included in the SEC Reports following the Closing pursuant to applicable law, and unaudited statements for any other required interim periods.

53

Section 7.03 Additional Conditions to the Obligations of Zircon. The obligation of Zircon to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Zircon:

(a)	Representations and Warranties. The representations and warranties of Harmony and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by Harmony or Merger Sub pursuant hereto shall be true and correct (i) as of the Effective Date (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Harmony Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Harmony Material Adverse Effect); provided, however, that the representations and warranties made by Harmony and Merger Sub in Section 4.01, Section 4.02, Section 4.03(b), Section 4.04(a), Section 4.07 and Section 4.20 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 4.02(a) shall be true and correct except for such inaccuracies as are in the aggregate de minimis; provided, further, that for purposes of determining accuracy of such representations and warranties, any update of or modification to the Harmony Disclosure Schedule made or purported to have been after the Effective Date shall be disregarded.

(b)	Performance of Obligations of Harmony and Merger Sub. Harmony and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c)	No Harmony Material Adverse Effect. No Harmony Material Adverse Effect shall have occurred since the Effective Date and be continuing.

(d)	Third-Party Consents. Harmony shall have obtained any consent or approval of any third party (other than a Governmental Entity) the failure of which to obtain, individually or in the aggregate, is reasonably likely to have an Harmony Material Adverse Effect (it being understood and agreed that the failure to obtain or effect any or all of the consents and approvals listed in Section 4.04(b) of the Harmony Disclosure Schedule will be reasonably likely to have a Harmony Material Adverse Effect)

(e)	Officers’ Certificate. Zircon shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Harmony to the effect that the conditions of Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.

54

Article VIII. Termination and Amendment

Section 8.01 Termination. This Agreement may be terminated by Harmony or by Zircon at any time prior to the Effective Time by written notice by the terminating Party to the other Parties), whether before or, subject to the terms hereof, after approval of the Zircon Voting Proposal by the stockholders of Zircon, as follows:

(a)	by mutual written consent of Harmony and Zircon;

(b)	by either Harmony or Zircon if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 8.01(b) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such Party (or any Affiliate of such Party) to perform in any material respect any covenant in this Agreement required to be performed by such Party (or any Affiliate of such Party) at or prior to the Effective Time;

(c)	by Harmony, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.01 on the part of Zircon, which breach would cause the conditions set forth in Section 7.02(a) or Section 7.02(b) not to be satisfied, and which breach has not been cured, if capable of cure, within 10 days of written notice thereof from Harmony to Zircon; and provided that neither Harmony nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement (it being understood that, in each case, this Agreement shall not terminate pursuant to this Section 8.01(c) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective);

(d)	by Zircon, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in this Agreement (other than those referred to elsewhere in this Section 8.01 on the part of Harmony, which breach would cause the conditions set forth in Section 7.03(a) or Section 7.03(b) not to be satisfied, and which breach has not been cured, if capable of cure, within 10 days of written notice thereof from Zircon to Harmon; and provided that Zircon is not then in material breach of any representation, warranty or covenant under this Agreement (it being understood that, in each case, this Agreement shall not terminate pursuant to this Section 8.01(d) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective);

(e)	By Harmony or by Zircon if the Closing has not occurred by April 30, 2023, provided that (i) Harmony shall not have the right to terminate this Agreement pursuant to the provisions of this Section 8.01(e) if the reason for the failure of the Closing to occur was a breach of the provisions of this Agreement by Harmony or Merger Sub; and (ii) Zircon shall not have the right to terminate this Agreement pursuant to the provisions of this Section 8.01(e) if the reason for the failure of the Closing to occur was a breach of the provisions of this Agreement by Zircon;

(f)	By Zircon, if there shall have occurred a Harmony Material Adverse Effect; or

(g)	By Harmony, if there shall have occurred a Zircon Material Adverse Effect.

55

Section 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Harmony, Zircon, Merger Sub or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any Party from liability for any knowing and intentional breach of this Agreement, fraud or intentional misconduct occurring prior to such termination; and (b) the provisions of Section 5.03 (Confidentiality), this Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

Section 8.03 Fees and Expenses. Except as specifically set forth herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

Section 8.04 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Zircon, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment, modification or supplement of this Agreement pursuant to Section 8.04 or an extension or waiver of this Agreement pursuant to Section 8.05 shall, in order to be effective, require action by the respective Boards of Directors of the applicable Parties.

Section 8.07 Specific Enforcement. Notwithstanding the foregoing, the Parties acknowledge and agree that (i) if Harmony has a right to terminate this Agreement pursuant to the provisions of Section 8.01(c), Harmony may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.10; and (ii) if Zircon has a right to terminate this Agreement pursuant to the provisions of Section 8.01(d), Zircon may elect not to terminate this Agreement and may instead seek to specifically enforce this Agreement pursuant to the provisions of Section 10.10.

56

Article IX. Indemnification

Section 9.01 Survival. All representations and warranties of Harmony and Zircon contained in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the 12-month anniversary of the Closing Date ((the date until each such representation shall survive is herein referred to as the “Survival Date”) (if written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved). All covenants, obligations and agreements of the parties contained in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.

Section 9.02 Indemnification by Harmony. Except as otherwise limited by this Article IX, Harmony shall indemnify, defend and hold harmless Zircon and its Representatives and any successor or assign thereof (collectively, the “Zircon Indemnitees”) from and against, and pay or reimburse Zircon Indemnitees for, any and all losses, Actions (as defined below), Orders (as defined below), Liabilities (as defined below), damages, diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any Zircon Indemnitee arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Harmony in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Harmony is a party or made in connection herewith) occurring prior to the Closing; or (b) any nonfulfillment or breach of any covenant, obligation or agreement made by or on behalf of Harmony in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Harmony is a party or made in connection herewith and therewith) occurring prior to the Closing. For purposes herein, (i) “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise; (ii) “Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an governmental authority; and (iii) “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

Section 9.03 Indemnification by Zircon. Except as otherwise limited by this Article IX, Zircon shall indemnify, defend and hold harmless Harmony and its Representatives and any successor or permitted assign thereof (collectively, the “Harmony Indemnitees”) from and against, and pay or reimburse Harmony Indemnitees for, any and all Losses, suffered or incurred by, or imposed upon, any Harmony Indemnitee arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Zircon in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Zircon is a party or made in connection herewith); or (b) any nonfulfillment or breach of any covenant, obligation or agreement made by or on behalf of Zircon in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Zircon is a party or made in connection herewith and therewith).

57

Section 9.04 Indemnification Procedures.

(a)	For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.02 or Section 9.03, as the case may be, and (ii) the term “Indemnitor” shall refer to the Person or Persons having the actual or alleged obligation to indemnify pursuant to such provisions.

(b)	In order to make a claim for indemnification hereunder, the Indemnitee must provide written notice (a “Claim Notice”) of such claim to the Indemnitor (and with respect to any claim against Harmony prior to the Expiration Date, the Escrow Agent), which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnitee may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnitor and, if applicable, the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitees described in clause (i) above.

(c)	In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Entity), an Indemnitee must give a Claim Notice the Indemnitor of such third party claim promptly (and in any event within thirty (30) days) after the Indemnitee’s receipt of notice of such claim; provided, that the failure to timely provide such notice will not relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Harmony, (A) the applicable third party claimant is a Governmental Entity or a then-current customer of Zircon or any of its Affiliates or (B) an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Zircon or its Affiliates; (iii) there is a conflict of interest between the Indemnitor and the Indemnitee in the conduct of such defense such that representation of both Indemnitor and Indemnitee by the same counsel would violate professional standards of conduct for attorneys in the jurisdiction where the Indemnitor’s counsel is practicing on behalf of the Indemnitor; (iv) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; (v) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee; or (vi) the claim seeks or is reasonably expected to seek damages or other amounts that would result in all or any portion of the Indemnitee’s right to indemnification for such claim (when combined in the aggregate with the amount of all other pending and finally determined claims against the Indemnitor) being either (A) if the Indemnitor is Harmony, in excess of the then remaining Escrow Shares (as defined below) unless Harmony provides evidence reasonably acceptable to Zircon of Harmony’s ability to pay all potential amounts with respect to such claim and all other pending and finally determined claims against Harmony, along with security or an escrow arrangement reasonably acceptable to Zircon for such amounts, or (B) limited by the Indemnification Cap. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section 9.04 to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided, further, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

58

(d)	With respect to any direct indemnification claim under this Agreement that does not arise from a third-party claim, the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice within which to respond thereto. If the Indemnitor does not respond within such thirty (30) days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in the Claim Notice and will have no further right to contest the validity of the Claim Notice. If the Indemnitor responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement (including any exhibits, schedules and/or other agreements entered into in connections with the transactions contemplated hereby) or applicable Law.

Section 9.05 Limitations on Indemnification.

(a)	Harmony shall not be liable for an indemnification claim made under Section 9.02 (a) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; (b) unless and until the aggregate amount of Losses incurred by Zircon Indemnitees in the aggregate exceeds Fifty Thousand U.S. Dollars ($50,000) (the “Basket”) in which case Harmony shall be obligated to the applicable Zircon Indemnitees for the amount of all Losses in excess of the Basket; or (c) to the extent Losses incurred by Zircon Indemnitees in the aggregate exceed an amount equal to the value of the Escrow Shares, as such value is determined as set forth in Section 9.07(a) (the “Indemnification Cap”).

(b)	Zircon shall not be liable for an indemnification claim made under Section 9.03 (a) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; (b) unless and until the aggregate amount of Losses incurred by Harmony Indemnitees in the aggregate exceeds the Basket, in which case Zircon shall be obligated to the applicable Harmony Indemnitees for the amount of all Losses in excess of the Basket; or (c) to the extent Losses incurred by Harmony Indemnitees in the aggregate exceed an amount equal to the Indemnification Cap.

Section 9.06 General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. No investigation or knowledge by a Party of a breach of a representation or warranty of another Party hereto shall affect the representations and warranties of the breaching Party or the recourse available to such first Party or any of its “Indemnitees” under any provision of this Agreement (including this Article IX) with respect thereto. In any claim for indemnification under this Agreement, no Person shall be required to indemnify any Person for punitive damages or special damages, unless such punitive damages, or special damages are actually awarded and paid to a third party.

59

Section 9.07 Escrow; Timing of Payment; Right to Set-Off.

(a)	All claims for indemnification by a Zircon Indemnitee pursuant to this Article IX shall first be asserted against the Escrow Shares in accordance with this Agreement (including the schedules, exhibits and annexes hereto) and the Escrow Agreement (as defined below). With respect to any indemnification payment that includes Escrow Shares, the value of each Escrow Share for purposes of determining the indemnification payment shall be $0.28. Any indemnification obligation of an Indemnitor under this Article will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 9.04 (and Zircon and Harmony will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so).

(b)	At the Closing, Zircon, Harmony and the Guarantors (as defined below) shall enter into an Escrow Agreement in the form attached as Exhibit C hereto (the “Escrow Agreement”) with a mutually agreeable escrow agent (together with any successor escrow agent, the “Escrow Agent”), pursuant to which each of Christian Guilbaud, Kenneth Charles Grainger, Demin Huang and Rui Zhu (each a “Guarantor” and collectively, the “Guarantors”) shall, at the Closing, deliver, or cause to be delivered, an aggregate of 3,877,440 shares of Harmony’s Common Stock (the “Escrow Shares”) to the Escrow Agent, to be held by the Escrow Agent in the Escrow Account, together with any interest and earnings thereon, and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. In the event that Harmony becomes obligated to pay any indemnification hereunder the Zircon Indemnitees, such indemnification shall be paid solely by transfer of the applicable Escrow Shares to the applicable Zircon Indemnity, which transfer shall be apportioned amongst the Guarantors pro rata based on the initial number of Escrow Shares owned by each of the Guarantors, as set forth in the Escrow Agreement, and such transfer shall be deemed full and complete satisfaction of the indemnity obligations of Harmony hereunder, and any indemnification obligations of the Guarantors or Harmony shall be limited to the transfer of the applicable Escrow Shares and in no event shall Harmony or any Guarantor have any liability in excess thereof. In the event that the Escrow Shares cannot be transferred to a Zircon Indemnity for any reason, then the applicable Escrow Shares shall be redeemed by Harmony at a price of $0.0001 per share, and such redemption shall be deemed full and complete satisfaction of the indemnity obligations of Harmony and the Guarantors hereunder.

(c)	The Escrow Shares shall no longer be subject to any claim that is first made after the date which is twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any claims made in accordance with this Agreement on or prior to the Expiration Date (including those that are revised or adjusted in accordance with this Article after the Expiration Date) that remain unresolved as of the end of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Shares reasonably necessary to satisfy such Pending Claims (as determined with respect to any indemnification claims based on the amount of the indemnification claim included in the Claim Notice provided by a Zircon Indemnitee, as it may be revised or adjusted in accordance with this Article IX) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of this Agreement. After the Expiration Date, any Escrow Shares remaining in the Escrow Account that are not subject to (i) Pending Claims or (ii) resolved but unpaid claims in favor of any Zircon Indemnitees, shall be disbursed by the Escrow Agent to Guarantors, based on the respective number of Escrow Shares remaining as to each Guarantor, after receipt by the Escrow Agent of joint written instructions by each of the Guarantors, Harmony and Zircon. Promptly after the final resolution of all Pending Claims and the payment of all obligations in connection therewith, the Escrow Agent shall disburse any Escrow Shares remaining in the Escrow Account to the Guarantors, based on the respective number of Escrow Shares remaining as to each Guarantor, upon receipt of joint written instruction by each of the Guarantors, Harmony and Zircon to the Escrow Agent.

Section 9.08 Exclusive Remedies. Except as otherwise set forth herein, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement.

60

Article X. Miscellaneous

Section 10.01 Notices.

(a)	All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, or (ii) upon receipt of a delivery receipt if sent via email, in each case to the intended recipient as set forth below:

If to Harmony or Merger Sub, to:

Harmony Energy Technology Corp.

165 Broadway, 23rd Floor

New York, NY 10006

Attn: Demin (Fleming) Huang

Email: fleming.huang@hetcusa.com

with a copy (which shall not constitute notice) to:

Anthony L.G., PLLC

Attn: Laura Anthony

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: Lanthony@anthonypllc.com

If to Zircon, to:

Zircon Corporation

1580 Dell Avenue

Campbell, CA 95609

Attn: John Stauss, Chief Executive Officer

Email: john.stauss@zircon.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza, 39th Floor

New York, NY 10112-0015

Attn: Richard A. Friedman, Esq. and Stephen A. Cohen, Esq.

Email: rafriedman@sheppardmullin.com and scohen@sheppardmullin.com

61

(b)	Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.02 Entire Agreement. This Agreement (including the Schedules, Annexes and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the Parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the Parties, or any of them, written or oral, with respect to the subject matter hereof and the Parties expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

Section 10.03 No Third-Party Beneficiaries. Other than as specifically set forth herein, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

Section 10.04 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 10.05 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

62

Section 10.06 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail. This Agreement (or any such counterpart) may be executed by electronic signature (including any electronic signature complying with the ESIGN Act of 2000, such as www.docusign.com) or delivered by electronic transmission (including by facsimile or electronic mail), and when so executed or delivered shall have been duly and validly executed or delivered, and be valid and effective, for all purposes.

Section 10.07 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where this Agreement refers to information that was “made available,” that means that such information was either (i) provided directly to Harmony or Zircon, as applicable, by the other Party, (ii) included in the virtual data rooms established by Harmony and Zircon created for the purposes of providing information to the other Party in connection with this Agreement at least three (3) Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by Harmony, filed with and publicly available on the SEC’s EDGAR system prior to the Effective Date. When used in the Agreement, “Person” shall mean any natural person, corporation, exempted company, limited liability company, partnership, exempted limited partnership, association, trust or other entity, including a Governmental Entity, as applicable. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

Section 10.08 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

63

Section 10.09 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

Section 10.10 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.11 Further Assurances. From and after the Effective Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated herein.

Section 10.12 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the transactions contemplated herein for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

64

Section 10.13 Submission to Jurisdiction. Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of the state or federal courts a federal court sitting in Santa Clara County, California in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Article IX. Nothing in this Section 10.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

Section 10.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.14. Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Section 10.15 Disclosure Schedule. Each of the Zircon Disclosure Schedule and the Harmony Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections or is specifically so noted therein. The inclusion of any information in the Zircon Disclosure Schedule or the Harmony Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Zircon Material Adverse Effect or a Harmony Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

65

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

HARMONY ENERGY TECHNOLOGIES CORP.

By:	/s/ Demin (Fleming) Huang
Name:	Demin (Fleming) Huang
Title:	Chief Executive Officer, President and Secretary

ZRCN Inc.

By:	/s/ Demin (Fleming) Huang
Name:	Demin (Fleming) Huang
Title:	Chief Executive Officer, President and Secretary

ZIRCON CORPORATION

By:	/s/ John Stauss
Name:	John Stauss
Title:	Chief Executive Officer

66

Exhibit A

Form of Warrant Exchange Agreement

(Attached)

Exhibit B

Form of Debt Settlement Agreement

(Attached)

Exhibit C

Form of Escrow Agreement

(Attached)